Exhibit 4.3
ASSUMPTION AND AMENDMENT AGREEMENT
EARLE M. JORGENSEN COMPANY
2004 STOCK INCENTIVE PLAN
     This Agreement is entered into as of April 3, 2006, by and between Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), and Reliance Steel & Aluminum Co., a California corporation (“Reliance”), regarding the Earle M. Jorgensen Company 2004 Stock Incentive Plan, as amended (the “Plan”).
WITNESSETH:
     WHEREAS, EMJ has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 17, 2006, with Reliance and RSAC Acquisition Corp., a Delaware corporation and newly-formed wholly-owned subsidiary of Reliance (“RSAC”);
     WHEREAS, pursuant to the Merger Agreement, EMJ will be merged with and into RSAC (the “Merger”), with RSAC as the surviving entity, which will immediately change its name to “Earle M. Jorgensen Company” and which will remain wholly-owned by Reliance as of the Effective Time (as defined in the Merger Agreement);
     WHEREAS, pursuant to Section 2.03(a) of the Merger Agreement, Reliance will assume and succeed to all of the obligations and liabilities of EMJ under the Plan; and
     WHEREAS, as of the Effective Time, shares of EMJ common stock subject to awards issued under the Plan will be replaced with shares of the common stock of Reliance with the number of shares subject to each award and the exercise price thereof adjusted by the Option Exchange Ratio (as defined in the Merger Agreement).
     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and subject to completion of the Merger, the parties agree that the Plan shall be, and hereby is, assumed and amended as follows:
1. Reliance hereby assumes and adopts the Plan as of the Effective Time and agrees to perform all of the obligations and liabilities of EMJ with respect to the Plan, and EMJ hereby consents to such assumption.
2. As of the Effective Time, the Plan is amended in the following respects:
a) Unless the context otherwise requires and except as provided in this Agreement, any reference in the Plan to “Earle M. Jorgensen Company, a Delaware corporation,” is revised to refer to “Reliance Steel & Aluminum Co., a California corporation;” and
b) The second sentence in Section 1 is revised to read as follows:
     “The Plan is adopted as of December 17, 2004 (the “Effective Date”).”

c) The first paragraph in Section 3 is revised by deleting and replacing the words “Company” and “Company’s” with “Earle M. Jorgensen Company” and “Earle M. Jorgensen Company’s”, respectively, and by adding the following sentence to the end of the first paragraph: “Notwithstanding the foregoing, the aggregate number of shares of Stock to be delivered under the Plan shall not exceed 432,773.”
d) The third paragraph in Section 3 is revised by inserting the phrase “multiplied by the Option Exchange Ratio” after the words “750,000 shares”.
e) The first sentence of Section 10 is revised by inserting the phrase “, or a member of the committee of Earle M. Jorgensen Company designated to administer the Plan or of the Board of Directors of Earle M. Jorgensen Company or any officer of Earle M. Jorgensen Company” after the word “Company” first appears in that sentence.
f) The last sentence of Section 10 is revised by deleting and replacing the phrase “Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws” with “charter documents of the Company and Earle M. Jorgensen Company, as the case may be”.
g) Section 12(e) is revised by inserting the words “or the Earle M. Jorgensen Company” after the word “Company” in clause (ii).
h) Section 12 is revised by inserting a new clause “(r-1)” which reads as follows:
     ”(r-1) “Option Exchange Ratio” has the meaning set forth in Section 2.03(e) of that certain Agreement and Plan of Merger dated as of January 17, 2006, by and among Earle M. Jorgensen Company, the Company and RSAC Acquisition Corp., a California corporation and wholly owned subsidiary of the Company (“RSAC”), whereby Earle M. Jorgensen Company will be merged with and into RSAC (the “Merger”), with RSAC as the surviving entity and with RSAC changing its name to “Earle M. Jorgensen Company” immediately after the Merger.”
i) Section 12(v) is revised to read as follows:
     ”(v) “Stock” means Common Stock, no par value, of the Company.”
j) Section 12(z) is revised to read as follows:
     ”(z) “Subsidiary” means RSAC or Earle M. Jorgensen Company or any company during any period in which it is a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) with respect to the Company.”

3. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
4. This Agreement may be executed in any number of counterparts each of which may be deemed an original but all of which together shall constitute one of the same instrument.
5. This Agreement shall be construed and governed in accordance with the internal laws of the State of California and the Employee Retirement Income Security Act of 1974, as amended, without giving effect to principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EARLE M. JORGENSEN COMPANY:		RELIANCE STEEL & ALUMINUM CO.

By:		By:
	Title		Title

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